Exhibit 10.18

August 6, 2015

Delivered via Company Email

Mr. David F. Kirby

Dear David:
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We are pleased to extend to you the offer of a promotion to Senior Vice President, Treasury and Investor Relations of Hudson Global, Inc. (the “Company”) reporting to Stephen A. Nolan, Chief Executive Officer effective as of August 8, 2015. Further to the job requirements for this position discussed with you, the terms of employment are as follows:

1.	Compensation
Your annualized base salary will be US$230,000.00, which shall be paid semi-monthly at a rate of US$9,583.34, less applicable taxes and withholdings.

In addition to your base salary, you will be eligible to participate in the Global Corporate Management Bonus Plan with an annual incentive target bonus of 50% of your base salary (a US$115,000.00 Target Bonus). For 2015, the incentive will be prorated based on the effective date of your promotion. To be eligible for any incentive, you must be actively employed and in good standing with the Company on the day the incentives are paid, except to the extent otherwise provided in Section 4 or Section 5 below in the case of your termination by the Company without Cause (as defined below) or your termination from the Company for Good Reason (as defined below) after a Change in Control (as defined below). All compensation plans for the Company’s Global Leadership Team and Executive Officers can be changed at any time at the sole discretion of the Compensation Committee of the Board of Directors.

2.	Equity
You will be eligible to receive a grant of equity of the Company under the terms of the Company’s long-term incentive plan as in effect from time to time, and as otherwise determined by the Compensation Committee.  Any equity award will be subject to Compensation Committee approval, and will be subject in all respects to the Company’s standard equity award agreement which must be signed and returned by you, and which includes, among other things, a vesting schedule and is subject to your continued employment.  The effective grant date for any grant of equity will be, in accordance with the Company’s equity award policy, seven calendar days after the date the Company first issues a quarterly earnings release after the date the Compensation Committee approves your grant.

3.	Vacation
You will continue accruing vacation time of four weeks of vacation per annum subject to the Company’s vacation policy. Holidays, floating holidays, personal days and sick days are also available as outlined in the Company’s employee handbook.

Employee’s acknowledgment of first page details: /s/ DFK
(Initials)

David F. Kirby

August 6, 2015

4.	Termination and Severance
The Company may terminate your employment at any time for any reason or for no reason; provided that, if such termination is without Cause, the Company will be required to provide you with thirty (30) days’ written notice. If you are terminated from the Company without Cause, then, subject to the execution and delivery of the Company’s then current form of separation agreement and general release applicable to similarly-situated employees, you will receive: (i) severance based on your then applicable base salary for a minimum period of six (6) months following your Separation from Service (as defined below), payable in regular installments in accordance with the Company’s applicable payroll practices; provided, however, that, in addition to the minimum six (6) months of severance, the period during which you receive severance (the “Severance Period”) will be extended by one (1) month for each one (1) month of service following the effective date of your promotion up to a maximum Severance Period of twelve (12) months, (ii) any bonus earned by you under the Company’s annual incentive plan for the fiscal year immediately prior to the year of your termination to the extent such bonus has not previously been paid and (iii) any bonus, on a pro rata basis, earned by you under the Company’s annual incentive plan for the fiscal year in which you are terminated. If you elect to exercise your rights to continue group medical and dental plan coverage for a limited period (commonly referred to as “COBRA rights”) within the statutorily prescribed time period commencing immediately following the termination date, and you pay an amount equal to an active employee’s share of the premium for such benefits, the Company will pay the excess of the full COBRA cost over the amount paid by you during the Severance Period. You (or your estate) will not receive any severance if you are terminated for “Cause”, if you voluntarily resign from your position with the Company or upon your death or termination as a result of disability.

Notwithstanding the foregoing, if the severance pay that is payable during the first six (6) months following your Separation from Service exceeds two times the lesser of (i) your annualized compensation paid by the Company for the calendar year preceding the calendar year in which the Separation from Service occurs (as adjusted for any increase during that year that was expected to continue indefinitely if the Separation from Service had not occurred), or (ii) the compensation limit in effect pursuant to Section 401(a)(17) of the Code (as defined below) for the calendar year in which your Separation from Service occurs, then payment of such excess shall be delayed and paid in a lump sum on the first day of the seventh (7th) month following the month in which the Separation from Service occurs, and in such event, the payment shall be accompanied by a payment of interest calculated at the rate of interest announced by the Federal Reserve Board (or any successor thereto) from time to time as the “federal funds rate”, such rate to be determined on the date of your termination of employment, compounded quarterly.

Your receipt of the severance payments and premium payments by the Company set forth in this Section 4 are conditioned upon your executing a comprehensive release and waiver agreement and covenant not to sue as provided by the Company at the time of termination.

“Cause” shall mean the occurrence of any one or more of the following events: (i) your willful failure to perform, or gross negligence in, the performance of, your duties and obligations or compliance with the reasonable and legal business directions of the Chief Executive Officer, following delivery to you of a written notice from the Company which describes the basis for the Company’s reasonable belief that you have not substantially performed your duties and your failure to remedy such performance concerns within 30 days; or (ii) your willful failure to comply with a material employment policy or contractual obligation to the Company; or (iii) your commission of (a) a felony, (b) criminal dishonesty or (c) fraud.

In consideration of the aforementioned severance provision, if you choose to resign from your position with the Company, you acknowledge and agree to provide the Company with a 90-day written notice prior to the effective date of your resignation.

Employee’s acknowledgment of second page details: /s/ DFK
(Initials)

David F. Kirby

August 6, 2015

5. Change in Control

Notwithstanding any other provisions of this letter to the contrary:

a.
Employment Period. If a Change in Control occurs when you are employed by the Company, the Company will continue thereafter to employ you during the period commencing on the date of a Change in Control and ending on the first anniversary of such date (the “Employment Period”), provided that your employment will remain on an “at will” basis during the Employment Period, and thereafter will continue to be subject to the terms and provisions of this letter.

b.
Covered Termination. If there is any termination of your employment during the Employment Period by you for Good Reason or by the Company other than by reason of Cause, your disability or your death (a “Covered Termination”), then you shall be entitled to receive, and the Company shall promptly pay, that portion of the base salary under Section 1 earned through the date of the termination and, in lieu of further base salary for periods following such termination, as liquidated damages and severance pay (in lieu of, and not in addition to, any severance pay pursuant Section 4), the Termination Payment pursuant to Section 5(c).

c.	Termination Payment.

(i)
The “Termination Payment” shall be an amount equal to your severance amount determined pursuant to clauses (i) and (ii) of Section 4 plus your pro rata target bonus under the Company’s Global Corporate Management Bonus Plan for the year in which termination occurs. The Termination Payment shall be paid to you in cash equivalent on the first day of the seventh (7th) month following the month in which the Separation from Service occurs, and in such event, the Termination Payment shall be accompanied by a payment of interest calculated using the annual rate of interest announced by the Federal Reserve Board (or any successor thereto) from time to time as the “federal funds rate”, such rate to be determined on the date of your termination of employment, compounded quarterly. Such lump sum payment shall not be reduced by any present value or similar factor, and you shall not be required to mitigate the amount of the Termination Payment by securing other employment or otherwise, nor will such Termination Payment be reduced by reason of you securing other employment or for any other reason. The Termination Payment shall be in lieu of, and acceptance by you of the Termination Payment shall constitute your release of any rights of you to, any other cash severance payments under any Company severance policy, practice or agreement.

(ii)
Notwithstanding any other provision of this letter, if any portion of the Termination Payment or any other payment under this letter, or under any other agreement with or plan of the Company or its Affiliates (as defined below) (in the aggregate, “Total Payments”), would constitute an “excess parachute payment” and would, but for this Section 5(c)(ii), result in the imposition on you of an excise tax under Code Section 4999 (the “Excise Tax”), then the Total Payments to be made to you shall either be (A) delivered in full, or (B) delivered in the greatest amount such that no portion of such Total Payment would be subject to the Excise Tax, whichever of the foregoing results in the receipt by you of the greatest benefit on an after-tax basis (taking into account the applicable federal, state and local income taxes and the Excise Tax).

Employee’s acknowledgment of third page details: /s/ DFK
(Initials)

David F. Kirby

August 6, 2015

(iii)
Within forty (40) days following a Covered Termination or notice by the Company to you of its belief that there is a payment or benefit due to you which will result in an “excess parachute payment”, you and the Company, at the Company’s expense, shall obtain the opinion (which need not be unqualified) of nationally recognized tax counsel (“National Tax Counsel”) selected by the Company and reasonably acceptable to you (which may be regular outside counsel to the Company), which opinion sets forth (A) the amount of the Base Period Income, (B) the amount and present value of Total Payments, (C) the amount and present value of any excess parachute payments determined without regard to any reduction of the Total Payments pursuant to Section 5(c)(ii), and (D) the net after-tax proceeds to you, taking into account the tax imposed under Code Section 4999 if (X) the Total Payments were reduced in accordance with Section 5(c)(ii) or (Y) the Total Payments were not so reduced. If such National Tax Counsel opinion determines that Section 5(c)(ii)(B) above applies, then the Termination Payment hereunder or any other payment or benefit determined by such counsel to be includable in Total Payments shall be reduced or eliminated so that under the bases of calculations set forth in such opinion there will be no excess parachute payment. In such event, payments or benefits included in the Total Payments shall be reduced or eliminated by applying the following principles, in order: (1) the payment or benefit with the higher ratio of the parachute payment value to present economic value (determined using reasonable actuarial assumptions) shall be reduced or eliminated before a payment or benefit with a lower ratio; (2) the payment or benefit with the later possible payment date shall be reduced or eliminated before a payment or benefit with an earlier payment date; and (3) cash payments shall be reduced prior to non-cash benefits; provided that if the foregoing order of reduction or elimination would violate Code Section 409A, then the reduction shall be made pro rata among the payments or benefits included in the Total Payments (on the basis of the relative present value of the parachute payments). For purposes of such opinion, the value of any noncash benefits or any deferred payment or benefit shall be determined by the Company’s independent auditors in accordance with the principles of Section 280G(d)(3) and (4) (or any successor provisions) of the Code, which determination shall be evidenced in a certificate of such auditors addressed to the Company and you. The opinion of National Tax Counsel shall be addressed to the Company and you and shall be binding upon the Company and you. If such National Tax Counsel so requests in connection with the opinion required by this Section 5(c)(iii), you and the Company shall obtain, at the Company’s expense, and the National Tax Counsel may rely on, the advice of a firm of recognized executive compensation consultants as to the reasonableness of any item of compensation to be received by you solely with respect to its status under Section 280G of the Code and the regulations thereunder.

Employee’s acknowledgment of fourth page details: /s/ DFK
(Initials)

David F. Kirby

August 6, 2015

(iv) For purposes of this letter, (A) the terms “excess parachute payment” and “parachute payments” shall have the meanings assigned to them in Section 280G (or any successor provision) of the Code and such “parachute payments” shall be valued as provided therein; (B) present value shall be calculated in accordance with Section 280G(d)(4) (or any successor provision) of the Code; and (C) you shall be deemed to pay federal income tax and employment taxes at your actual marginal rate of federal income and employment taxation, and state and local income taxes at your actual marginal rate of taxation in the state or locality of your domicile (determined in both cases in the calendar year in which the termination of employment or notice described in Section 5(c)(iii) above is given, whichever is earlier), net of the maximum reduction in federal income taxes that may be obtained from the deduction of such state and local taxes. As used in this letter, the term “Base Period Income” means an amount equal to your “annualized includable compensation for the base period” as defined in Section 280G(d)(1) (or any successor provision) of the Code.

(v)
The Company agrees to bear all costs associated with, and to indemnify and hold harmless, the National Tax Counsel of and from any and all claims, damages, and expenses resulting from or relating to its determinations pursuant to this Section 5(c), except for claims, damages or expenses resulting from the gross negligence or willful misconduct of such firm.

(vi)
This Section 5(c) shall be amended to comply with any amendment or successor provision to Sections 280G or 4999 of the Code. If such provisions are repealed without successor, then this Section 9(c) shall be cancelled without further effect.

d.
Additional Benefits. If there is a Covered Termination and you are entitled to the Termination Payment, then until the earlier of the end of the Employment Period or such time as you have obtained new employment and are covered by benefits which in the aggregate are at least equal in value to the following benefits, you shall continue to be covered, at the expense of the Company, by the same or equivalent health and dental coverage as you were covered by immediately prior to the termination of your employment and such coverage shall count as COBRA continuation coverage

Employee’s acknowledgment of fifth page details: /s/ DFK
(Initials)

David F. Kirby

August 6, 2015

e.
Definition of Change in Control. For purposes hereof, a “Change in Control” shall be deemed to occur on the first to occur of any one of the following events: (a) the consummation of a consolidation, merger, share exchange or reorganization involving the Company, unless such consolidation, merger, share exchange or reorganization is a “Non-Control Transaction” (as defined below); (b) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or an agreement for the sale or disposition by the Company of all, or substantially all, of the assets of the Company (in one transaction or a series of related transactions within any period of 24 consecutive months), other than a sale or disposition by the Company of all, or substantially all, of the Company’s assets to an entity at least 75% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale; (c) any person (as such term is used in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than (1) the Company, (2) any subsidiary of the Company, (3) a trustee or other fiduciary holding securities under any employee benefit plan (or any trust forming a part thereof) maintained by the Company or any subsidiary or (4) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock in the Company) is or becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company after the date hereof pursuant to express authorization by the Board that refers to this exception) representing more than 20% of the then outstanding shares of Common Stock or the combined voting power of the Company’s then outstanding voting securities; or (d) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, as of the date hereof, constitute the entire Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended. Notwithstanding the foregoing, no “Change in Control” shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the record holders of the Common Stock immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity that owns all or substantially all of the assets or voting securities of the Company immediately following such transaction or series of transactions. A “Non-Control Transaction” shall mean a consolidation, merger, share exchange or reorganization of the Company where (a) the stockholders of the Company immediately before such consolidation, merger, share exchange or reorganization beneficially own, directly or indirectly, more than 50% of the then outstanding shares of common stock and the combined voting power of the outstanding voting securities of the corporation resulting from such consolidation, merger, share exchange or reorganization (the “Surviving Corporation”); (b) the individuals who were members of the Board immediately prior to the execution of the agreement providing for such consolidation, merger, share exchange or reorganization constitute at least 50% of the members of the board of directors of the Surviving Corporation; and

Employee’s acknowledgment of sixth page details: /s/ DFK
(Initials)

David F. Kirby

August 6, 2015

(c) no person (other than (1) the Company, (2) any subsidiary of the Company or (3) any employee benefit plan (or any trust forming a part thereof) maintained by the Company, the Surviving Corporation or any subsidiary) is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company after the date hereof pursuant to express authorization by the Board that refers to this exception) representing more than 20% of the then outstanding shares of the common stock of the Surviving Corporation or the combined voting power of the Surviving Corporation’s then outstanding voting securities.

f.	Good Reason. You shall have “Good Reason” for termination of employment in connection with a Change in Control of the Company in the event of:

(i)
any breach of this letter by the Company, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith that the Company remedies promptly after receipt of notice thereof given by you;

(ii)
any reduction in your base salary, percentage of base salary available as incentive compensation or bonus opportunity or benefits, in each case relative to those most favorable to you in effect at any time during the 180-day period prior to the Change in Control;

(iii)
the removal of you from, or any failure to reelect or reappoint you to, any of the positions held with the Company on the date of the Change in Control or any other positions with the Company to which you shall thereafter be elected, appointed or assigned, except in the event that such removal or failure to reelect or reappoint relates to the termination by the Company of your employment for Cause or by reason of disability pursuant to Section 4;

(iv)
a good faith determination by you that there has been a material adverse change, without your written consent, in the your working conditions or status with the Company relative to the most favorable working conditions or status in effect during the 180-day period prior to the Change in Control, including but not limited to (A) a significant change in the nature or scope of your authority, powers, functions, duties or responsibilities, or (B) a significant reduction in the level of support services, staff, secretarial and other assistance, office space and accoutrements, but in each case excluding for this purpose an isolated, insubstantial and inadvertent event not occurring in bad faith that the Company remedies within ten (10) days after receipt of notice thereof given by you;

(v)	the relocation of your principal place of employment to a location more than 50 miles from your principal place of employment on the date 180 days prior to the Change in Control; or

(vi)	the Company requires you to travel on Company business 20% in excess of the average number of days per month you were required to travel during the 180-day period prior to the Change in Control.

Employee’s acknowledgment of seventh page details: /s/ DFK
(Initials)

David F. Kirby

August 6, 2015

g.	Certain Defined Terms

i.
Affiliate. The term “Affiliate” means each entity that is required to be included in the Company’s controlled group of corporations within the meaning of Code Section 414(b), or that is under common control with the Company within the meaning of Code Section 414(c); provided that the phrase “at least 50 percent” shall be used in place of the phrase “at least 80 percent” each place it appears therein or in the regulations thereunder.

ii.	Code. The term “Code” means the Internal Revenue Code of 1986, including any amendments thereto or successor tax codes thereof and the rules and regulations promulgated thereunder.

iii.
Separation from Service. The term “Separation from Service” means your termination of employment from the Company and its Affiliates, or if you continue to provide services following your termination of employment, such later date as is considered a separation from service, within the meaning of Code Section 409A, from the Company and its Affiliates. Specifically, if you continue to provide services to the Company or an Affiliate in a capacity other than as an employee, such shift in status is not automatically a Separation from Service. You will be presumed to have terminated employment from the Company and its Affiliates when the level of bona fide services provided by you (whether as an employee or independent contractor) to the Company and its Affiliates permanently decreases to a level of twenty percent (20%) or less of the level of services rendered by such individual, on average, during the immediately preceding 36 months (or such lesser period of service). Notwithstanding the foregoing, if you take a leave of absence for purposes of military leave, sick leave or other bona fide leave of absence, you will not be deemed to have incurred a Separation from Service for the first six (6) months of the leave of absence, or if longer, for so long as your right to reemployment is provided either by statute or by contract; provided that if the leave of absence is due to a medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than six (6) months, where such impairment causes you to be unable to perform the duties of your position of employment or any substantially similar position of employment, the leave may be extended for up to twenty-nine (29) months without causing a Separation from Service.

6. Conditions of Employment
a.At Will Employment
Your promotion as Senior Vice President, Treasury and Investor Relations with the Company is scheduled to commence on August 8, 2015. To prevent any misunderstandings between us, this letter (including the Hudson Agreement (as defined below)) sets forth the entire agreement between us regarding the new terms of your employment and supersedes any prior discussions or agreements between us or between you and any other representative of the Company regarding your employment. This letter may not be amended or modified except by a document in writing signed by both of us. Please understand that while it is our hope that our relationship will be a long one, your employment remains on an “at will” basis. Nothing in this letter should be construed as creating any other type of employment relationship.

Employee’s acknowledgment of eighth page details: /s/ DFK
(Initials)

David F. Kirby

August 6, 2015

b.Code of Conduct
In accepting your new position as Senior Vice President, Treasury and Investor Relations, you must acknowledge receipt of the Company’s Code of Business Conduct and Ethics (the “Code”) and confirm that you will comply with such Code. You also agree to confirm compliance annually with the Code.

c.Indemnification.
The Company shall to the fullest extent permitted by the Company’s certificate of incorporation and bylaws in effect from time to time, subject to the conditions thereof, indemnify you against expenses, judgements, fines, settlements and other amounts actually and reasonably incurred in connection with any proceedings against you by third parties arising by reason of the fact that you are or were an agent or employee of the Company.

d.Code Section 409A Exemption
The benefits provided by this letter are intended to be exempt from the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, and shall be construed, interpreted, administered and limited as necessary to preserve such exemption.

e.Governing Law
Notwithstanding principles of conflicts of law of any jurisdiction to the contrary, all terms and provisions to this letter are to be construed and governed by the laws of the State of New York without regard to the laws of any other jurisdiction in which you reside or perform any duties hereunder or where any violation of this letter occurs.

f.Confidentiality, Non-Solicitation, and Work Product Agreement, and Mutual Agreement to Arbitrate Claims (“Hudson Agreement”)
Due to the nature of our business and in an effort to protect our clients, the Company requires you to sign the most current version of the Confidentiality, Non-Solicitation, and Work Product Agreement, and Mutual Agreement to Arbitrate Claims. The Hudson Agreement is enclosed for your review and signature and forms part of this letter. It is a goal of the Company to provide as positive an experience for you as possible.

Please acknowledge your acceptance of this promotion to Senior Vice President, Treasury and Investor Relations and the terms outlined above by signing and dating this letter and returning it to me along with the signed Hudson Agreement. You are welcome to call me anytime with questions at 212-351-7400.

Sincerely,

/s/ Peg Buchenroth
Peg Buchenroth
Chief People Officer, Americas & Corporate

Enclosure

Acknowledged and Agreed:

/s/ David F. Kirby                        August 7, 2015
David F. Kirby                            Date

CONFIDENTIALITY, NON-SOLICITATION
AND WORK PRODUCT ASSIGNMENT AGREEMENT,
AND MUTUAL AGREEMENT TO ARBITRATE CLAIMS

As a material inducement to and in consideration of his/her employment by Hudson Global, Inc. and/or its, subsidiaries, affiliates or successors (individually and collectively, “Hudson”), David F. Kirby (the “Employee”) agrees as follows:

1.    Confidential Information

1.1    Definition.

“Confidential Information” consists of all information or data relating to the business of Hudson, including but not limited to, business and financial information; new product development and technological data; personal information and the identities of employees; the identities and personal information of applicants for employment; the identities of clients and suppliers and prospective clients and suppliers; client lists and potential client lists; resumes; development, expansion and business strategies, plans and techniques; computer programs, devices, methods, techniques, processes and inventions; research and development activities; trade secrets as defined by applicable law and other materials (whether in written, graphic, audio, visual, electronic or other media, including computer software) developed by or on behalf of Hudson which is not generally known to the public, which Hudson has and will take precautions to maintain as confidential, and which derives at least a portion of its value to Hudson from its confidentiality. Additionally, Confidential Information includes information of any third party doing business with Hudson (actively or prospectively) that Hudson or such third party identifies as being confidential. Confidential Information does not include any information that is in the public domain or otherwise publicly available (other than as a result of a wrongful act by the Employee or an agent or other employee of Hudson) or information relating to the terms and conditions of employment or to lawful, protected, concerted activity under the National Labor Relations Act.

1.2    Agreement to Maintain the Confidentiality of Hudson’s Confidential Information.

The Employee acknowledges that, as a result of his/her employment by Hudson, he/she will have access to such Confidential Information and to additional Confidential Information which may be developed in the future. The Employee acknowledges that all Confidential Information is the exclusive property of Hudson, or in the case of Confidential Information of a third party, of such third party. The Employee agrees to hold all Confidential Information in trust for the benefit of the owner of such Confidential

Information. The Employee further agrees that he/she will use Confidential Information for the sole purpose of performing his/her work for Hudson, and that during his/her employment with Hudson, and at all times after the termination of that employment for any reason, the Employee will not use for his/her benefit, or the benefit of others, or divulge or convey to any third party any Confidential Information obtained by the Employee during his/her employment by Hudson, unless it is pursuant to Hudson’s prior written permission.

1.3    Return of Property.

The Employee acknowledges that he/she has not acquired and will not acquire any right, title or interest in any Confidential Information or any portion thereof. The Employee agrees that upon termination of his/her employment for any reason, he/she will deliver to Hudson immediately, but in no event later that the last day of his/her employment, all documents, data, computer programs and all other materials, and all copies thereof, that were obtained or made by the Employee during his/her employment with Hudson, which contain or relate to Confidential Information.

1.4    Agreement to Maintain the Confidentiality of Client’s Confidential Information.

Employee may have access to confidential client information during Employee’s employment with Hudson. Confidential client information includes all information about client’s business affairs that is provided to Hudson by its clients, which is not already known or readily available to the general public. Knowledge of a client’s business affairs must never be disclosed or used in an improper manner.

In order to maintain the professional confidence that is the basis of the client relationship, Employees of Hudson shall not:

a.	Discuss the clients’ affairs with other clients or with third parties, unless Hudson has been authorized to do so.

b.	Identify any particular client where Hudson did work when discussing the specific projects performed with other potential or existing clients.

c.	Discuss the confidential information to clients’ employees not authorized to receive it.

d.	Discuss confidential client matters in public places where conversations may be overheard.

2.    Disclosure and Assignment of Inventions and Creative Works

The Employee agrees to promptly disclose in writing to Hudson all inventions, ideas, discoveries, developments, improvements and innovations (collectively “Inventions”), whether or not patentable and all copyrightable works, including but limited to computer software designs and programs (“Creative Works”) conceived, made or developed by the Employee, whether solely or together with others, during the period the Employee is employed by Hudson. The Employee agrees that all Inventions and all Creative Works, whether or not conceived or made during working hours, that: (a) relate directly to the business of Hudson or its actual or demonstrably anticipated research or development, or (b) result from the Employee’s work for Hudson, or (c) involve the use of any equipment, supplies, facilities, Confidential Information, or time of Hudson, are the exclusive property of Hudson. The Employee hereby assigns and agrees to assign all right, title and interest in and to all such Inventions and Creative Works to Hudson. The Employee understands that he/she is not required to assign to Hudson any Invention or Creative Work for which no equipment, supplies, facilities, Confidential Information or time of Hudson was used, unless such Invention or Creative Work relates directly to Hudson’s business or actual or demonstrably anticipated research and development, or results from any work performed by the Employee for Hudson.

3.    Future Restrictions

3.1    Non-Solicitation of Clients.

During the period of the Employee’s employment with Hudson and for a period of one year from the date of termination of such employment for any reason, the Employee agrees that he/she will not, directly or indirectly, for the Employee’s benefit or on behalf of any person, corporation, partnership or entity whatsoever, call on, solicit, perform services for, interfere with or endeavor to entice away from Hudson any client to whom Employee provided services at any time during the 12 month period preceding the date of termination of the Employee’s employment with Hudson, or any prospective client to whom Employee had contact with during the 6 month period preceding the date of termination of Employee’s employment with Hudson. A “prospective client” shall be defined as an individual or company that expressed interest in working with Hudson.

3.2    Non-Solicitation of Employees.

During the period of the Employee’s employment with Hudson and for a period of one year after the date of termination of Employee’s employment with Hudson for any reason, the Employee agrees that he/she will not, directly or indirectly, hire, attempt to hire, recruit, solicit, refer to any third party or encourage the departure of:

(i)	any personnel of Hudson; or,

(ii)	any personnel of Hudson’s clients or customers for which Employee has provided services while employed by Hudson.

3.3.    Non-Solicitation of Candidates

For a period of one year after the date of termination of Employee’s employment with Hudson for any reason, the Employee agrees that he/she will not, directly or indirectly, solicit for employment any candidate for employment for whom Employee solicited or placed with Hudson during his/her employment with Hudson.

4.    Prior Employment Obligations

Employee represents and warrants that Employee has notified Hudson of any contractual or other obligations affecting Employee’s employment with Hudson. Employee agrees not to use during his/her employment with Hudson or disclose to Hudson any trade secret or information that Employee is required to keep confidential relating to Employee’s former employers, clients, customers or suppliers. Employee will not bring onto Hudson’s premises or use in the scope of Employee’s employment with Hudson any unpublished document or any property belonging to any such persons or entities without their consent.

5.    Agreement to Arbitrate

5.1    Acknowledgment.
Hudson and the Employee (together the “Parties”) further recognize that differences may arise between either of them after or during Employee's employment with Hudson.
The Parties understand and agree that by entering into this agreement to arbitrate claims, each anticipates gaining the benefit of arbitration as a speedy, impartial dispute-resolution procedure, and understands and agrees that both are voluntarily consenting to forego other types of litigation, except as specifically listed below in Section 5.3. Employee acknowledges that his/her agreement to submit to arbitration as described in this Agreement is in consideration of and is a material inducement to his/her employment by Hudson.
5.2    Claims Covered by this Agreement.
Hudson and Employee mutually consent to the resolution by arbitration of all claims or controversies (tort, contract or statutory), whether or not arising out of Employee’s employment (or its termination), that Hudson may have against Employee or that Employee may have against Hudson ("claims"). The claims covered by this Agreement include, but are not limited to, claims for wages, bonuses, overtime pay, or other compensation due; claims for breach of any contract or covenant (express or implied); tort claims, including but not limited to, defamation, wrongful termination, invasion of privacy and intentional infliction of emotional distress; claims for discrimination (including, but not limited to, race, sex, religion, national origin, age, marital status, or medical condition or disability), harassment and/or retaliation; claims for benefits or the monetary equivalent of benefits (except where an employee benefit or pension plan specifies that its claims procedure is subject to an arbitration procedure different from this one); and claims for violation of any federal, state, or other governmental law, statute, regulation, or ordinance, except claims excluded in the following Section 5.3.
5.3    Claims Not Covered by the Agreement.
Claims not covered by this Agreement include claims that Employee may have now or in the future for workers’ compensation, unemployment benefits, unfair labor practice charges under the National Labor Relations Act, or any collective/class action claims for which Employee claims to be a representative class member. Also not covered are claims by Hudson based on criminal acts of Employee, and claims for injunctive or other equitable relief for: (a) breach or threatened breach of any non-competition, non-solicitation, confidentiality and/or patent or invention assignment agreements; (b) unfair competition; or (c) the misappropriation, use and/or unauthorized disclosure of trade secrets or confidential information, as to each of which Employee understands and agrees that Hudson may immediately seek and obtain relief from a court of competent jurisdiction.
5.4    Required Notice of All Claims and Statute of Limitations.

The Parties agree that each must deliver written notice of any claim to the other party within one (1) year of the date the aggrieved party first has knowledge of the event giving rise to the claim; otherwise the claim will be void and deemed waived, even if there is a federal or state statute of limitations which would have given more time to pursue the claim.
5.5    Arbitration Procedures.
Hudson and Employee agree that, except as provided in this Agreement, any arbitration shall be in accordance with the then-current employment dispute rules of the American Arbitration Association ("AAA") and all arbitration demands shall be through AAA unless Hudson and Employee mutually agree to a different dispute resolution company.
The arbitrator shall render a written award and opinion in the form typically rendered in arbitrations. The award shall be final and binding.
5.6    Arbitration Fees and Costs.
Hudson will pay the reasonable fees and costs of the arbitrator. Hudson and Employee will each pay its and his/her costs and attorneys’ fees, if any. However, if either Party prevails on a statutory claim that affords the prevailing party attorneys’ fees, the arbitrator may award reasonable fees to the prevailing Party.
5.7    Requirements for Modification or Revocation.

This Agreement to arbitrate shall survive the termination of Employee’s employment. It may only be revoked or modified by a writing signed by the parties which specifically states intent to revoke or modify this Agreement.
5.8    Sole and Entire Agreement.
This is the complete agreement of the parties on the subject of arbitration of disputes except for any arbitration agreement in connection with any pension or benefit plan. This Agreement supersedes any prior or contemporaneous oral or written understanding on the subject. Employee is not relying on any representations, oral or written, on the subject of the effect, enforceability or meaning of this Agreement, except as specifically set forth in this Agreement.
5.9    Construction.
If any provision, portion or section of this Agreement is judged to be void or otherwise unenforceable, in whole or in part, such judgment will not affect the validity of the remainder of this Agreement.
6.    Miscellaneous

6.1    Not a Guarantee of Employment.
This Agreement is not, and shall not be construed to create, any contract of employment or guarantee of employment for any specific time or under any specific terms or conditions.,

express or implied, and each of the Parties remains free to terminate the employment relationship at any time, for any reason or no reason, with or without notice, reason, or cause.
6.2    Enforcement.

If, at the time of enforcement of this Agreement, a court holds that any of the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area deemed reasonable under such circumstances will be substituted for the stated period, scope or area as contained in this Agreement. Because money damages would be an inadequate remedy for any breach of the Employee’s obligations under this Agreement, in the event the Employee breaches or threatens to breach this Agreement, Hudson, or any successors or assigns, may, in addition to other rights and remedies existing in its favor, apply to any court of competent jurisdiction for specific performance, or injunctive or other equitable relief in order to enforce or prevent any violations of this Agreement.

6.3    Severability.

Whenever possible, each provision of this Agreement will be interpreted in such a way as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under my applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provisions, but this Agreement and/or such provision will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

6.4    Complete Agreement.

This Agreement contains the complete agreement and understanding between the parties and supersedes and preempts any prior understanding, agreement or representation by or between the parties, written or oral, relating to the subject matter contained herein.

6.5    Additional Rights and Causes of Action.

This Agreement is in addition to and does not in any way waive or detract from any rights or causes of action Hudson may have relating to Confidential Information or other protectable information or interests under statutory or common law or under any other agreement.

6.6    Governing Law.

Notwithstanding principles of conflicts of law of any jurisdiction to the contrary, all terms and provisions of this Agreement are to be construed and governed by the laws of the State where Employee was employed by Hudson without regard to the laws of any other jurisdiction wherein the Employee resides or performs any duties hereunder or where any violation of this Agreement occurs.

6.7    Successors and Assigns.

The Agreement will inure to the benefit of and be enforceable by Hudson and its successors and assigns. The Employee may not assign the Employee’s rights or delegate the Employee’s obligations hereunder.

6.8    Waivers.

The waiver by either the Employee or Hudson of a breach by the other party of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by the breaching party.

HUDSON AND EMPLOYEE ACKNOWLEDGE THAT (A) EACH HAS CAREFULLY READ THIS AGREEMENT, (B) EACH UNDERSTANDS ITS TERMS,

(C) ALL UNDERSTANDINGS AND AGREEMENTS BETWEEN HUDSON AND EMPLOYEE RELATING TO THE SUBJECTS COVERED IN THE AGREEMENT ARE CONTAINED IN IT, AND (D) EACH HAS ENTERED INTO THIS AGREEMENT VOLUNTARILY AND NOT IN RELIANCE ON ANY PROMISES OR REPRESENTATIONS BY THE OTHER, OTHER THAN THOSE CONTAINED IN THIS AGREEMENT ITSELF. EMPLOYEE FURTHER ACKNOWLEDGES THAT HE/SHE HAS BEEN GIVEN SUFFICIENT TIME AND OPPORTUNITY TO CONSIDER WHETHER TO SIGN THIS AGREEMENT; AND HAS NOT BEEN FORCED OR COERCED INTO DOING SO.
IN WITNESS WHEREOF, the parties hereto have executed this Confidentiality Agreement and Mutual Agreement to Arbitrate Claims.

DAVID F. KIRBY    HUDSON GLOBAL, INC.
/s/ David F. Kirby                 /s/ Peg Buchenroth
Signature of Employee            Signature of Authorized Representative

David F. Kirby                Chief People Officer, Americas and Corporate
Print Name of Employee            Title of Representative

August 7, 2015                August 6, 2015
Date                        Date